Exhibit 16.1

Deloitte LLP
700, 850 2 Street SW
Calgary, AB T2P 0R8
Canada
Tel: 403-267-1700
Fax: 587-774-5379
www.deloitte.ca

September 20, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

U.S.A.

We have read DIRTT Environmental Solutions Ltd.’s statements under Item 14 of its Registration Statement on Form 10 dated September 20, 2019, and have the following comments:

1.	We agree with the statements made in the first paragraph
2.	We have no basis on which to agree or disagree with the statements made in the second paragraph

We also note, we were the outside auditor of DIRTT Environmental Solutions Ltd. and were only independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta.

Yours truly,

/s/ Deloitte LLP

Chartered Professional Accountants